Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
 Astec Industries, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-123266, 333-124420, 033-61461, 333-133013, 333-134398, and 333-176177) on Form S-8 of Astec Industries, Inc. of our reports dated March 1, 2018, with respect to the consolidated balance sheets of Astec Industries, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which excluded an evaluation of the internal control over financial reporting of RexCon, Inc. which reports appear in the December 31, 2017 annual report on Form 10-K of Astec Industries, Inc.

                        /s/ KPMG LLP

Knoxville, Tennessee
March 1, 2018